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                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE

                                           Contact:      TransWestern Publishing
                                                         Kimberley Beales
                                                         (858) 467-2815

                                                         Alliance Media
                                                         Earl Mix
                                                         (210) 495-7600

FOR IMMEDIATE RELEASE
April 12, 2001

                             TRANSWESTERN PUBLISHING
                       PURCHASES DIRECTORIES FROM ALLIANCE

SAN DIEGO - TransWestern Publishing has announced the purchase of directories from Alliance Media Group, Inc. The directories are in Texas and Kentucky.

        TransWestern Publishing purchased Alliance's total portfolio of directories that included Southwest Texas, South Texas, San Antonio, Williamson, Austin and Hill Country in Texas as well as Gateway and Lexington in Kentucky.

        TransWestern Publishing's President and Chief Executive Officer Rick Puente commented, "The Alliance Media phone books have served local businesses and residents well and are a great addition to our family of directories. TransWestern Publishing will continue to serve local businesses with the same knowledgeable and friendly sales people. The San Antonio directory, which is the largest of these phone books, will be distributed this spring."

        The Austin, Williamson and Hill Country directories will be consolidated into TransWestern Publishing's existing phone books for those areas. According to the company, the merging of the directories will benefit both local businesses and consumers. Since the directories have similar coverage areas, the consolidation will help keep advertising costs low for businesses and make it easier for consumers to find what they need.

        Alliance Media's Chairman Earl B. Mix, Jr. commented, "Our local advertisers will benefit from TransWestern Publishing's experience and strength. The Alliance Media sales team has been offered career opportunities at TransWestern Publishing."



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TRANSWESTERN PUBLISHING

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        According to Puente, some of the TransWestern Publishing telephone directories have been published for more than 70 years.

        With the addition of these directories, TransWestern Publishing now serves 270 communities in 18 states. The TransWestern Publishing telephone directories feature complete white and yellow page listings as well as community information in one easy-to-use phone book. TransWestern Publishing is a California-based independent yellow page publisher. In 2000, TransWestern had $177 million in revenues and an EBITDA of $57 million.



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